SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ PreliminaryProxy Statement ☐ Definitive Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Corporate Headquarters:	Mailing Address:
10400 Fernwood Road	Marriott Drive
Bethesda, Maryland 20817	Washington, D.C. 20058

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FRIDAY, APRIL 28, 2006

To our Shareholders:

March [27], 2006

The 2006 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, April 28, 2006, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

(1)	Election of three directors, each for a term of three years;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2006;

(3)	Consideration of one management proposal to declassify the Board of Directors and establish annual election of all directors;

(4)	Consideration of one shareholder proposal to require election of directors by a majority of votes cast, if properly presented at the meeting; and

(5)	Any other matters that properly come before the meeting.

Shareholders of record at the close of business on March 7, 2006 will be entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Terri L. Turner

Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

Page

Executive Compensation	21
Summary Compensation Table	21
Stock Options	23
Change in Control and Retirement Provisions in Certain Equity Compensation Plans	24

Report on Executive Compensation by the Compensation Policy Committee	25

Shareholder Return Performance Graph	29

Certain Relationships and Related Transactions	30

Item 2—Ratification of Appointment of Principal Independent Auditor	31

Item 3—Management Proposal for Approval of Amendments to the Charter to Declassify the Board of Directors and Establish Annual Election of All Directors	31

Item 4—Shareholder Proposal to Require Election of Directors by a Majority of Votes Cast at an Annual Meeting	33

Householding	35

Other Matters	35

Appendix A—Audit Committee Charter	A-1

Appendix B—Independence of Directors	B-1

Appendix C—Declassification Proposal: Charter Amendments	C-1

ii

MARRIOTT INTERNATIONAL, INC. 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PRELIMINARY PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” or the “Company”) to be held on Friday, April 28, 2006, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments of the meeting. This proxy statement is first being mailed to shareholders by the Company on March [27], 2006.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of three directors, ratification of the appointment of the independent registered public accounting firm (“independent auditor”), consideration of a management proposal for annual election of directors, and if properly presented at the meeting, consideration of one shareholder proposal. In addition, our management will report on the Company’s performance during fiscal 2005 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 7, 2006, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 7, 2006 record date, 205,633,944 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR items 1, 2, 3 and 4.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated directors (see Item 1 on page 8);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 31);

•	FOR the management proposal for approval of amendments to the charter to declassify the Board of Directors and establish annual election of all Directors (see Item 3 on page 31); and

•	FOR the shareholder proposal to require election of directors by a majority of votes cast at an annual meeting (see Item 4 on page 33).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the Internet by following the instructions attached to your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexho Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 12:00 p.m. Eastern Time, April 26, 2006. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

In the election of directors, the three nominees who receive the highest number of “FOR” votes will be elected. A “WITHHELD” vote does not affect the election of directors.

For management’s proposal to declassify the Board of Directors and provide for annual election of all directors, our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our Class A common stock for approval. Accordingly, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

For each other item, when a quorum is present, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to any item will not be voted on that item, although they will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” such item. Broker non-votes will not have any effect on the outcome of votes for these items.

Who will count the vote?

Representatives of Computershare Trust Company, N.A., our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the DirectSERVICE Investment Program administered by Computershare Trust Company, N.A.; (ii) if you are a Marriott employee, any shares that may be held for your account by The Northern Trust

Company as custodian for the 401(k) Plan; and (iii) if you are a Sodexho Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexho Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexho Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then the 401(k) Plan trustee or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexho Employee Savings Plan participants, as applicable, voted their shares. Shares that are held in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A., at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2006 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and William J. Shaw to vote on such matters at their discretion.

When are shareholder proposals for the 2007 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2007 annual meeting of shareholders, shareholder proposals must be received at our offices no later than November 27, 2006. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2007 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address not later than January 28, 2007. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after January 28, 2007, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You may obtain a copy of our bylaws by submitting a request to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $7,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•	If your shares are registered in your own name, and not in “street name” through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, Computershare Trust Company, N.A., at www.econsent.com/mar.

•	If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth the beneficial ownership of Class A common stock by our directors and executive officers as of January 31, 2006, as well as additional information about beneficial owners of 5% or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors:
J.W. Marriott, Jr.	31,220,479	(2)(3)(4)(5)	14.9
John W. Marriott III	6,936,161	(3)(4)(6)	3.4
Richard S. Braddock	13,452	(7)(8)	*
Lawrence W. Kellner	1,000	(8)	*
Debra L. Lee	1,000	(8)	*
Floretta Dukes McKenzie	1,308	(7)(8)	*
George Muñoz	5,004	(7)(8)	*
Harry J. Pearce	4,213	(8)	*
Roger W. Sant	38,035	(7)(8)	*
William J. Shaw	1,769,694	(7)(9)	*
Lawrence M. Small	88,049	(7)(8)(10)	*

Other Named Executive Officers:
Joseph Ryan	674,593	(7)	*
Arne M. Sorenson	631,112	(7)(9)	*
James M. Sullivan	942,304	(7)(9)	*

All Directors and Executive Officers as a Group:
(20 persons including the foregoing)	36,013,062	(11)	16.9

Other 5% Beneficial Owner:
Richard E. Marriott	24,831,053	(2)(4)(12)	12.1

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (205,620,853) on January 31, 2006, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2006 (as described in footnotes (5)(a), (6)(a) and (7) below).
(2)	Includes the following 11,440,899 shares which both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 2,974,677 shares held by 16 trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 5,149,305 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (c) 3,099,039 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and for which they serve as co-trustees; and (d) 217,878 shares held by two trusts established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as trustee.
(3)

Includes the following 5,927,862 shares which both J.W. Marriott, Jr. and John W. Marriott III report as beneficially owned: (a) 5,413,980 shares owned by JWM Family Enterprises, L.P. whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder and John

W. Marriott III is the chief executive officer; (b) 160,000 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner and in which John W. Marriott III is a limited partner; (c) 329,360 shares held by a trust for the benefit of John W. Marriott III, for which J.W. Marriott, Jr.’s wife and an unrelated person serve as co-trustees; and (d) 24,522 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees. These shares and the shares described in footnote (4) are included only once in reporting the number of shares owned by all directors and executive officers as a group.

(4)	Includes 385,480 shares held in two trusts for the benefit of John W. Marriott III, for which Richard E. Marriott and J.W. Marriott, Jr. serve as co-trustees. J.W. Marriott, Jr., Richard E. Marriott and John W. Marriott III all report these shares as beneficially owned. These shares and the shares described in footnote (3) are included only once in reporting the number of shares owned by all directors and executive officers as a group.
(5)	Includes the following 11,954,458 shares which J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 3,804,134 shares subject to options currently exercisable or exercisable within 60 days after January 31, 2006; (b) 139,735 shares owned by J.W. Marriott, Jr.’s wife (Mr. Marriott disclaims beneficial ownership of such shares); (c) 1,332,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.’s children, in which his wife serves as a co-trustee; (d) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, in which his wife serves as a co-trustee; (e) 6,600,000 shares owned by JWM Argent Family Limited Partnership, whose general partner is J.W. Marriott, Jr.; and (h) 29,327 shares owned by the J. Willard Marriott, Jr. Foundation, in which J.W. Marriott, Jr. and his wife serve as trustees. J.W. Marriott, Jr.’s address is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(6)	Includes the following 224,222 shares which John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (3): (a) 130,740 shares subject to options currently exercisable or exercisable within 60 days after January 31, 2006; (b) 12,000 shares of unvested restricted stock awarded under the Company’s 2002 Comprehensive Stock and Cash Incentive Plan (the “2002 Incentive Plan”) (holders of restricted stock are entitled to vote their shares, see “Executive Compensation: Summary Compensation Table” at page 21); (c) 15,605 shares owned by John W. Marriott III’s wife (Mr. Marriott disclaims beneficial ownership of such shares); and (d) 65,877 shares held as trustee of three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III serves as trustee.
(7)	Includes shares subject to options currently exercisable or exercisable within 60 days after January 31, 2006, as follows: Mr. Braddock: 1,452 shares; Dr. McKenzie: 438 shares; Mr. Muñoz: 4,004 shares; Mr. Sant: 14,850 shares; Mr. Shaw: 1,600,815 shares; Mr. Small: 15,586 shares; Mr. Ryan: 605,695 shares; Mr. Sorenson: 557,116 shares; and Mr. Sullivan: 872,906 shares.
(8)	Does not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our 2002 Incentive Plan. The combined numbers of shares (a) subject to deferred share awards and (b) in stock unit accounts of non-employee directors as of January 31, 2006, were as follows: Mr. Braddock: 966; Mr. Kellner: 3,425; Ms. Lee: 966; Dr. McKenzie: 18,291; Mr. Muñoz: 4,589; Mr. Pearce: 23,659; Mr. Sant: 20,288; and Mr. Small: 19,459. Share awards and stock units do not carry voting rights and are not transferable. Dividend equivalents are credited to stock unit accounts in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.

(9)	Includes shares of unvested restricted stock awarded under the 2002 Incentive Plan as follows: Mr. Shaw: 39,000 shares; Mr. Sorenson: 35,500 shares; and Mr. Sullivan: 24,000 shares. Holders of restricted stock are entitled to vote their shares. See “Executive Compensation: Summary Compensation Table” at page 21.
(10)	Includes 5,400 shares held by two trusts for the benefit of Mr. Small’s two children, for which Mr. Small serves as trustee.
(11)	The shares described in footnotes (3) and (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors and executive officers as a group. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 4,169,764 shares, or 2.0 percent of our Class A common stock outstanding as of January 31, 2006.
(12)	Includes the following 2,971,083 shares which Richard E. Marriott reports as beneficially owned, in addition to the shares referred to in footnotes (2) and (4): (a) 137,933 shares owned by Richard E. Marriott’s wife (Richard E. Marriott disclaims beneficial ownership of these shares); (b) 1,105,477 shares owned by four trusts for the benefit of Richard E. Marriott’s children, in which his wife serves as a co-trustee; (c) 1,691,346 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder; and (d) 36,327 shares owned by the Richard E. and Nancy P. Marriott Foundation, in which Richard E. Marriott and his wife serve as directors and officers. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. Richard E. Marriott’s address is Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, all of our officers and all of our 10% beneficial owners who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with such reporting requirements during fiscal 2005, except for untimely reporting of (i) a stock sale by a trust for which J.W. Marriott, Jr. and Richard E. Marriott are co-trustees (due to a Company administrative error), (ii) a stock option exercise and three related stock sales by John W. Marriott III (due to a Company administrative error), and (iii) a charitable gift by a trust over which J.W. Marriott, Jr. and Richard E. Marriott have beneficial ownership.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors presently consists of 11 directors, divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Sterling D. Colton holds the title of director emeritus.

Directors Standing for Election

Three directors are standing for election: Richard S. Braddock, Floretta Dukes McKenzie, and Lawrence M. Small. Richard S. Braddock, who was first named to the Board in 2004, was initially recommended to the Nominating and Corporate Governance Committee by J.W. Marriott, Jr., our Chairman and Chief Executive Officer. Each of these nominees currently serves on the Board and has consented to serve for an additional term ending at the 2009 annual meeting of shareholders, or when their successor is duly elected and qualified. As discussed further below at Item 3, if management’s proposal to declassify the Board of Directors and establish annual election of all directors is approved, each nominee for director at the 2006 Annual Meeting as well as each director who was elected at the 2005 Annual Meeting has agreed to resign effective at the 2007 Annual Meeting, such that each of our directors would then stand for election at the 2007 Annual Meeting.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Roger W. Sant, whose term ends with this annual meeting, is not standing for reelection as a director. The Board wishes to thank Mr. Sant for his service to the Company. Because of Mr. Sant’s impending departure, the Board of Directors has reduced the size of the Board from 11 to 10 directors, effective as of the 2006 annual meeting of shareholders.

The Board recommends a vote FOR the nominees.

The following are the nominees for director for three-year terms ending in 2009 (the age shown for each director is as of April 28, 2006, the date of the annual meeting of shareholders):

Richard S. Braddock Age: 64	Mr. Braddock is Chairman of MidOcean Partners, a private equity firm. He is also Chairman of Fresh Direct, an internet grocer. Prior to his positions at MidOcean Partners and Fresh Direct, Mr. Braddock served as Chairman of priceline.com Incorporated, a position he held from August 1998 through April 2004. He also served as Chief Executive Officer at priceline.com Incorporated from August 1998 through June 2000. Previously, Mr. Braddock served as Chairman of True North Communications, a global advertising and communications firm, from July 1997 to January 1999, and was a Principal in the private equity investment firm of Clayton, Dubilier & Rice from June 1994 to September 1995. Earlier, Mr. Braddock was Chief Operating Officer at Medco Containment Services, Inc., from January 1993 to October 1993. Mr. Braddock joined Citicorp in 1973, serving as Chief Operating Officer of the company and its principal subsidiary, Citibank, N.A. from January 1990 through October 1992. He serves on the Board of Directors of the following publicly traded companies: Cadbury Schweppes plc, Eastman Kodak Company, MphasiS-BFL Limited (India). He also serves on the board of directors of Lenox Hill Hospital and the Lincoln Center for the Performing Arts. Mr. Braddock became a director of the Company in 2004.

Floretta Dukes McKenzie Age: 70	Dr. McKenzie is Senior Advisor to the American Institute for Research. She was the Chairman of The McKenzie Group, Inc. (an educational consulting firm) from 1997 until 2004. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School Officer. Dr. McKenzie is a director of Pepco Holdings, Inc., a publicly traded company. She is also a director or trustee of UNIFI Mutual Holding Company (Ameritas/Acacia and Union Central Mutual Insurance Companies), The McKenzie Group, Inc., the National Geographic Society, CareFirst (Blue Cross/Blue Shield), Howard University, the White House Historical Association, the Marriott Foundation for People with Disabilities, the American Institute for Research, and Harvard Graduate School of Education Urban Superintendents Program. Dr. McKenzie has served as a director of the Company or its predecessors since 1992.

Lawrence M. Small Age: 64	Mr. Small is the Secretary of the Smithsonian Institution, the world’s largest combined museum and research complex, a position he assumed in January 2000. From 1991 until he became the 11th Secretary of the Smithsonian, he served as President and Chief Operating Officer of Fannie Mae. Before joining Fannie Mae, Mr. Small served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, N.A. Mr. Small is a director of The Chubb Corporation, a publicly traded company. He is also a director or trustee of New York City’s Spanish Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery of Art, the National Building Museum, and the Woodrow Wilson International Center for Scholars. Mr. Small has served as a director of the Company or its predecessors since 1995.

Directors Continuing in Office

J.W. Marriott, Jr. (Chairman of the Board) Age: 74	Mr. Marriott is Chairman of the Board of Directors and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of the Naval Academy Endowment Trust and chairman of the President’s Export Council. He serves on the board of trustees of the National Geographic Society and The J. Willard & Alice S. Marriott Foundation, and is a member of the executive committee of the World Travel & Tourism Council and the National Business Council. Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in 1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors from 1985. He is the father of John W. Marriott III. Mr. Marriott has been a director of the Company or its predecessors since 1964, and is currently serving a term expiring at the 2008 annual meeting of shareholders.

John W. Marriott III (Vice Chairman of the Board) Age: 45	Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice-Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President—Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for Marriott’s Mid-Atlantic Region, Vice President of Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special taskforce to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. John W. Marriott III is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002 and is currently serving a three-year term expiring at the 2007 annual meeting of shareholders.

Lawrence W. Kellner Age: 47	Mr. Kellner is Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 30, 2004, as President from May 2001 to March 2003 and a member of Continental Airlines’ board of directors since 2001. He joined the airline in 1995 as Senior Vice President and Chief Financial Officer. Prior to joining Continental Airlines, he was Executive Vice President and Chief Financial Officer of American Savings Bank and, prior to American Savings Bank, he was Executive Vice President and Chief Financial Officer of The Koll Company. Mr. Kellner is a past Chairman and current director of the YMCA of Greater Houston and a director on the executive advisory board for the Houston Minority Business Council. Mr. Kellner is also a director of the Spring Branch Education Foundation, Boy Scouts of America, Greater Houston Partnership and the Air Transport Association. Mr. Kellner has been a director of the Company since 2002 and is currently serving a three-year term expiring at the 2007 annual meeting of shareholders.

Debra L. Lee Age: 51	Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates Black Entertainment Television and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.-based law firm Steptoe & Johnson. She serves on the boards of directors of the following publicly traded companies: Eastman Kodak Company, WGL Holdings, Inc., and Revlon, Inc. She is also a director of the following professional and civic organizations: the National Cable & Telecommunications Association,

Center for Communication, Girls, Inc., the Kennedy Center’s Community & Friends, the National Symphony Orchestra, and the Alvin Ailey Dance Theater. She is a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004 and is currently serving a term expiring at the 2008 annual meeting of shareholders.

George Muñoz Age: 54	Mr. Muñoz is a principal in the Washington, D.C.-based firm Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of the following publicly traded companies: Altria Group, Inc., Anixter International, Inc. and Archipelago Holdings, Inc. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002 and is currently serving a term expiring at the 2008 annual meeting of shareholders.

Harry J. Pearce Age: 63	Mr. Pearce is Chairman of Nortel Networks Corporation. Mr. Pearce was Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He had served on the Hughes Electronics Corporation board since 1992. He was Vice Chairman and a director of General Motors Corporation from 1996 until his retirement from General Motors Corporation on June 1, 2001. Mr. Pearce is a director of a publicly traded company, MDU Resources Group, Inc. He also is Chairman of the National Defense University Foundation, a member of the board of directors of The New York Bone Marrow Foundation and president and director of The Leukemia & Lymphoma Society Research Foundation. He also serves on the board of trustees of Howard University and Northwestern University. Mr. Pearce has been a director of the Company or its predecessors since 1995 and is currently serving a three-year term expiring at the 2007 annual meeting of shareholders.

William J. Shaw Age: 60	Mr. Shaw has served as President and Chief Operating Officer of the Company or its predecessors since March 1997. He joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President—Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In February 1992, he was elected President of the Marriott Service Group. Mr. Shaw serves on the board of trustees of the University of Notre Dame and the Suburban Hospital Foundation. He also serves on the Wolf Trap Foundation for the Performing Arts board of directors and the NCAA Leadership Advisory Board. Mr. Shaw has been a director of the Company or its predecessors since 1997 and is currently serving a term expiring at the 2008 annual meeting of shareholders.

Director Retiring from the Board

Roger W. Sant Age: 74	Mr. Sant is Chairman Emeritus and director of The AES Corporation, a global power company, which he co-founded in 1981. He chairs the board of The Summit Foundation and The Summit Fund, serves as a Regent of the Smithsonian Institution and is a board member of World Wildlife Fund-US, The Anacostia Waterfront Corporation, The DC College Access Program and The National Symphony Orchestra. He was Board Chairman of the World Wildlife Fund-US from 1994 to 2000. Mr. Sant has been a director of the Company or its predecessors since 1993 and is currently serving a three-year term expiring at the 2006 annual meeting of shareholders, at which time he will be retiring from the Board.

The Board of Directors met four times in person and one time telephonically in 2005. The Company encourages all directors to attend the annual meeting of shareholders. All directors attended the Company’s annual shareholders meeting in 2005. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Committees of the Board of Directors

The Board of Directors has five standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; Committee for Excellence; and Executive.

Audit Committee

Members:	Lawrence M. Small (Chair), Lawrence W. Kellner, George Muñoz, and Roger W. Sant (until the 2006 annual meeting of shareholders).

•	The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under the NYSE Listing Standards and applicable Securities and Exchange Commission Rules and the Company’s Governance Principles adopted by the Board (“Governance Principles”).

•	The Committee met four times in person and three times telephonically in 2005.

•	There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

•	The Board of Directors has determined the following Audit Committee members are financial experts as defined in the Securities and Exchange Commission Rules:

•	Lawrence M. Small

•	Lawrence W. Kellner

•	George Muñoz

•	Roger W. Sant

•	The Board of Directors has adopted a written charter for the Audit Committee and the full text of the Audit Committee Charter is set forth in Appendix A to this proxy statement. The Audit Committee Charter is also available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.”

Functions include:

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditors.

•	Pre-approving the terms of all audit services, and any permissible non audit services, to be provided by the Company’s independent auditors.

•	Overseeing the independent auditors’ qualifications and independence, including considering whether any circumstance, including the performance of any permissible non audit services, would impair the independence of the Company’s principal independent auditors.

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function and independent auditors.

Compensation Policy Committee

Members:	Roger W. Sant (Chair, until the 2006 annual meeting of shareholders), Richard S. Braddock (incoming Chair, effective as of the 2006 annual meeting), Floretta Dukes McKenzie, Lawrence M. Small, and Harry J. Pearce (effective February 2006).

•	The members of the Committee are not Company employees. The Board of Directors has determined that the members of the Committee are independent as defined under the NYSE Listing Standards and our Governance Principles. The Compensation Policy Committee Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Compensation Policy Committee met five times in 2005.

Functions include:

•	Recommending to the Board policies and procedures relating to senior officers’ compensation and various employee benefit plans.

•	Approving senior officer salary adjustments, bonus payments, and stock awards.

•	Approving and recommending to the Board the specific amounts of non-employee directors’ compensation.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, Floretta Dukes McKenzie, and George Muñoz.

•

The members of the Committee are not Company employees. The Board of Directors has determined that the members of the Committee are independent as defined under the NYSE Listing Standards and our Governance Principles. The Nominating and Corporate Governance Committee Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee met three times in 2005.

Functions include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•	Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board of Director members George Muñoz (Chair), Debra L. Lee, Harry J. Pearce, and William J. Shaw. Company officers Stephen A. Bauman, Vice President—Workforce Development; Amy McPherson, Executive Vice President—Sales & Marketing; Norman K. Jenkins, Senior Vice President—North American Lodging Development; David A. Rodriguez, Executive Vice President—Lodging Human Resources; David M. Sampson, Senior Vice President—Diversity Initiatives; and Charlotte B. Sterling, Executive Vice President—Communications.

•	The members of the Committee consist of at least three or more members of the Board of Directors. The Committee may also consist of officers and employees of the Company who are not directors. Some of these officers and employees will be appointed on an annually rotating basis. At least one member of the Committee is independent as defined under the NYSE Listing Standards and our Governance Principles. The Committee’s charter provides that an independent director will always be the Chairman of the Committee. The Committee for Excellence Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Committee for Excellence met four times in 2005.

Functions include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base.

•	Enhancing the public perception of efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit the Company’s strategic competitive advantage.

•	Reviewing and approving the goals and progress of the Project Excel team, which functions as the working group for the Committee.

Executive Committee

Members:	J. W. Marriott, Jr. (Chair), Roger W. Sant (until the 2006 annual meeting of shareholders) and Lawrence W. Kellner (effective as of the 2006 annual meeting).

•	The Executive Committee did not meet in 2005.

Functions include:

•	Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, declarations of dividends and issuances of stock.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Department 52/862, Washington, D.C. 20058. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee also considers such other relevant factors as it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Governance Principles

The Governance Principles adopted by the Board meet or exceed the NYSE Listing Standards. The portion of the Governance Principles addressing director independence is attached to this proxy statement as Appendix B, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary.

Director Independence

Pursuant to the Governance Principles, the Board undertook its annual review of director independence in February 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Governance Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based on the standards set forth in the Governance Principles and after reviewing any relationships involving Board members, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of J.W. Marriott, Jr., William J. Shaw, and John W. Marriott III, each of whom is considered an inside director because of his current or recent employment as an executive of the Company. In making this determination, the Board considered the fact that approximately one third of the charitable contributions made to the Marriott Foundation For People With Disabilities, a charitable organization on whose board Floretta Dukes McKenzie serves, are made by the Company and the J. Willard and Alice S. Marriott Foundation, and determined that these contributions did not impact her independence in view of her position with the organization, the size of the contributions and the lack of her involvement in decisions relating to the contributions.

Meetings of Non-Employee Directors

Company policy requires non-employee directors to meet without management present at least twice a year and the independent directors to meet without management present at least once a year. In 2005, the non-employee directors met without management present three times. One such meeting was also a meeting of independent directors without management present. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the non-employee and independent directors without management present.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the non-employee directors or the Audit Committee may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, One Marriott Drive, Department 52/924.09, Washington, D.C. 20058. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Directors’ Compensation

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, the Compensation Policy Committee requires non-employee director ownership of Company stock or stock units valued at three times their annual cash and stock retainer. Directors have five years in which to meet this goal. All non-employee directors that have served as directors of the Company for five years or more have met this goal.

We compensate directors partially in cash and partially in the Company’s common stock. Our officers are not paid for their service as directors.

Annual Retainer and Attendance Fees. For 2005, each non-employee director received a retainer fee of $60,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting.

Committee Chair Retainer. For 2005, the committee chair for the Audit Committee received an annual retainer of $20,000 and the Compensation Policy Committee Chair received an annual retainer of $10,000.

Annual Stock Awards. Each non-employee director also receives an annual director stock award under our 2002 Incentive Plan. We award a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual director’s retainer fee. We grant this award immediately prior to our annual meeting of shareholders. In 2005 each award was for 966 shares.

Vice-Chair Compensation. On December 30, 2005, John W. Marriott III became the non-employee Vice-Chairman of the Company’s Board of Directors. Relating to his services as a non-employee Vice Chairman, he will receive 125 percent of the annual cash retainer (disregarding committee Chair retainers), attendance fees and annual stock award of the non-employee directors.

Deferral of Payment. Any director may elect to defer payment of all or any portion of his or her director fees pursuant to our Executive Deferred Compensation Plan and/or our 2002 Incentive Plan. Richard S. Braddock, Debra L. Lee, Floretta Dukes McKenzie, George Muñoz, Harry J. Pearce, Roger W. Sant, and Lawrence M. Small currently participate in one or both of these plans. Amounts deferred to the Executive Deferred Compensation Plan earn a market rate of return based on the available benchmark investment alternatives.

Other. We reimburse directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting a year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive compensatory reimbursement for the cost of rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced an Ethical Conduct Policy that applies to all Marriott associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board of Directors. The Ethical Conduct Policy is available in the Investor Relations section of our website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” Any future changes or amendments to our Ethical Conduct Policy, and any waiver of our Ethical Conduct Policy that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or a member of our Board of Directors, will be posted to our Investor Relations website. The Company also maintains a Business Conduct Guide which is available at the same location on our Investor Relations website. A copy of both the Ethical Conduct Policy and the Business Conduct Guide may also be obtained upon request from the Company’s Corporate Secretary.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States, management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditor the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the independent auditors’ provision of permissible non-audit services to the Company is compatible with the auditors’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2005.

Members of the Audit Committee

Lawrence M. Small, Chair

Lawrence W. Kellner

George Muñoz

Roger W. Sant

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

Principal Independent Auditor Fee Disclosure

The following table presents fees for professional services rendered by our principal independent auditor for the audit of our annual financial statements for fiscal 2005 and fiscal 2004 and fees billed for audit-related services, tax services and all other services rendered by our principal independent auditor for fiscal 2005 and fiscal 2004. All of the fees presented in the table below were approved by the Audit Committee.

	Principal Independent Auditor Fees Paid Related to Fiscal 2005	Principal Independent Auditor Fees Paid Related to Fiscal 2004
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees(1)	$7,217,015	$6,759,375
Audit-Related Fees(2)	1,889,795	1,709,828
Tax Fees (primarily compliance work)(3)	721,133	1,075,025
All Other Fees	5,000	—

Total Fees	$9,832,943	$9,544,228

(1)	Principally fees for the audit of the Company’s annual financial statements, the auditors’ review of the Company’s quarterly financial statements, statutory audits required internationally and services provided in connection with the Company’s statutory and regulatory filings, including the auditors’ report on the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Principally audits as required under our agreements with our hotel owners as well as audits of our employee benefits plans.
(3)	Principally tax compliance services related to our international entities. In addition, approximately $135,000 and $200,000 of individual tax compliance services procured on behalf of our internationally based expatriate associates for fiscal 2005 and 2004, respectively.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in 2005, 2004, and 2003 to our Chief Executive Officer and to our other four most highly compensated executive officers (collectively, our “Named Executive Officers”) as of December 30, 2005.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary (1)($)	Bonus (1)($)	Other Compensation (2)	Restricted Stock Awards (3)(4)($)	Securities Underlying Stock Options (#)	All Other Compensation (5)(6)($)
J.W. Marriott, Jr. Chairman and Chief Executive Officer	2005 2004 2003	1,076,454 1,040,000 1,000,000	1,295,943 1,225,536 1,118,000	203,150 113,591 105,761	2,750,066 0 0	123,000 329,400 565,000	1,618,097 138,955 104,275
William J. Shaw President and Chief Operating Officer	2005 2004 2003	865,497 832,000 800,000	915,696 862,784 787,200	— — —	1,237,517 0 1,963,650	55,300 148,240 250,000	343,165 338,034 313,987
James M. Sullivan Executive Vice President Lodging Development	2005 2004 2003	580,000 557,000 535,000	499,496 467,379 433,885	— — —	3,397,897 0 906,300	36,900 98,820 160,000	418,542 215,777 200,772
Arne M. Sorenson Executive Vice President and Chief Financial Officer	2005 2004 2003	580,000 557,000 535,000	499,496 467,379 424,790	— — —	0 2,380,000 906,300	73,800 248,820 160,000	218,542 215,367 200,659
Joseph Ryan Executive Vice President and General Counsel	2005 2004 2003	549,000 528,000 510,000	472,799 443,045 410,040	— — —	637,540 958,020 0	28,500 75,760 130,000	186,056 174,181 141,000

(1)	Salary and bonus includes amounts both earned and paid in cash during the fiscal year and amounts deferred at the election of the executive officer under certain employee benefit plans.

(2)	During 2005, Mr. Marriott received $73,300 in personal financial services and $129,850 in personal use of the Company jet, calculated on the basis of the incremental cost to the Company. The other named executives are eligible to receive, subject to certain limitations, personal financial planning services, tax return preparation services and compensatory reimbursement for rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel, which collectively did not exceed $37,000 for any one of those individuals during 2005.

(3)	Includes restricted stock, deferred stock contracts, and restricted stock units.

(4)	The following table shows the total number and value of unvested restricted stock shares/units, deferred bonus shares, or deferred contract shares held by each named executive as of the end of the 2005 fiscal year. The fiscal year end value is based on a per share price for our stock of $66.97, reflecting the closing market price on the NYSE on December 30, 2005. It also shows the number and value of shares that vested in the last fiscal year.

Name	Shares Vested During Year(a)(#)	Value Realized at Vest Date (a)($)	Total Unvested Shares/ Units at Fiscal Year End (#)	Value of Unvested Shares/Units at Fiscal Year End ($)
J.W. Marriott, Jr.	0	0	0	0
William J. Shaw	25,702	1,663,275	75,723	5,071,169
James M. Sullivan	17,000	1,105,220	76,828	5,145,171
Arne M. Sorenson	23,412	1,493,192	93,311	6,249,038
Joseph Ryan	11,000	719,950	31,912	2,137,147

(a)	The number and value of shares vested includes shares that vested in the 2005 fiscal year but due to plan deferral features were not released to the named executive.

The following describes each plan:

Restricted Stock.    The Compensation Policy Committee decided to suspend the issuance of restricted stock awards indefinitely commencing with the 2003 fiscal year. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Shares are released from restrictions over a 5-, 8- or 10-year period.

Deferred Bonus Stock.    The Compensation Policy Committee decided to suspend the issuance of deferred bonus stock indefinitely commencing with the 2001 fiscal year. Prior to its suspension, the value of a deferred bonus stock award equaled 20 percent of each individual’s annual cash bonus award, based on the stock price on the first trading day for the next fiscal year. Holders of deferred bonus stock awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after we make the award.

Deferred Stock Contracts.    The Compensation Policy Committee decided to suspend the issuance of deferred stock agreements indefinitely commencing with the 2003 fiscal year. Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them. The stock typically vests in 5 or 10 equal annual installments beginning one year after we grant the award. The recipient typically receives awards in 10 annual installments following termination of employment.

Restricted Stock Units.    Restricted stock unit awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock units do not receive dividends or exercise voting rights on their restricted stock units until they are released from restriction. Units are released from restrictions over a 3- to 5-year period. During 2005, restricted stock units were awarded in the amounts of 42,756; 19,240; 52,828 and 9,912 for Mr. Marriott, Mr. Shaw, Mr. Sullivan and Mr. Ryan, respectively.

(5)

This column represents matching contributions made under the 401(k) Plan of $9,450 for each Named Executive Officer and Company contributions to our Executive Deferred Compensation Plan (the “Deferred Plan”) for fiscal 2005 for Mr. Marriott, Mr. Shaw, Mr. Sullivan,

Mr. Sorenson and Mr. Ryan of $103,526; $333,715; $409,092; $209,092 and $176,606, respectively. Contributions to the Executive Deferred Compensation Plan earn a market rate of return based on the available benchmark investment alternatives. For Mr. Marriott, this column also includes the amount described in footnote (6) below.

(6)	In 1996, J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Company’s Executive Deferred Compensation Plan and common stock under the predecessor to the 2002 Incentive Plan. The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of the Company’s predecessor corporations. In connection with this waiver, the Company’s predecessor agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott, and the Company subsequently assumed this agreement. It was determined that the cost of the life insurance policies would not exceed the expected after-tax cost to the Company’s predecessor corporation had it made the payments and stock distributions that Mr. Marriott waived. For 2005, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $51,830.

On May 5, 2005, the Compensation Policy Committee of the Board of Directors (1) approved a deferred compensation grant to J.W. Marriott, Jr. under the Executive Deferred Compensation Plan of $1,416,353, plus a gross-up of $36,937 for FICA taxes on the contribution, and (2) determined that the Company would permanently suspend and terminate the Company’s payment of premiums on certain life insurance policies on the joint lives of Mr. Marriott and his wife that are held by a trust established for the benefit of the Marriott family.

Stock Options

The following two tables show information about options to purchase our Class A common stock granted to the Named Executive Officers in fiscal 2005 under the 2002 Incentive Plan.

Stock Option Grants in Last Fiscal Year

Name	Stock Options Granted(#)	% of Total Stock Options Granted to Employees in Fiscal Year (1)	Exercise Price ($/Sh)	Expiration Date (2)	Grant Date Present Value (3)($)
J. W. Marriott, Jr.	123,000	17.4%	64.32	02/10/2015	3,189,390
William J. Shaw	55,300	7.8%	64.32	02/10/2015	1,433,929
James M. Sullivan	36,900	5.2%	64.32	02/10/2015	956,817
Arne M. Sorenson	73,800	10.4%	64.32	02/10/2015	1,913,634
Joseph Ryan	28,500	4.0%	64.32	02/10/2015	739,005

(1)

These values represent the options granted as a percentage of the total options granted to employees for the 2005 performance year. In 2005 the Company issued restricted stock units to the majority of eligible management associates. Also in 2005, the Company gave senior executive officers the choice to receive the value of their annual stock grant either in the form of 100% stock options or 50% stock options and 50% restricted stock units. Mr. Marriott elected 50% stock options and 50% restricted stock units, Mr. Shaw elected 50% stock options and 50% restricted stock units, Mr. Sullivan elected 50% stock options and 50% restricted stock units, Mr. Sorenson elected 100% stock options, and Mr. Ryan elected 50% stock options and 50% restricted stock units. Taking into account both the option awards and the restricted stock units issued in connection with the regular annual grant in 2005, the percent of proposed long term value issued to named executives as a percent of total equity value issued to management associates was 6.4% for Mr. Marriott, 2.9% for Mr. Shaw, 1.9% for Mr. Sullivan, 2.1% for Mr. Sorenson and 1.5% for Mr. Ryan.

(2)	All options vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 10-year term.

(3)	These values were established using the Binomial stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted for fiscal 2005 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility—The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life of the option. The February 2005 grant volatility was 30.47%.

(b)	Risk-Free Interest Rate—The risk-free interest rate was 4.07%.

(c)	Dividend Yield—The expected dividend was $0.36 based on our historical dividend policy over the expected life of the option.

(d)	Expected Life—The expected life of the option was 8.23 years, calculated based on the historical expected life of previous grants.

(e)	Per Share Value—The per share value for the February 10, 2005 grants was $25.93.

Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Values (1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Stock Options at Fiscal Year End (2)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
J.W. Marriott, Jr.	249,659	15,520,801	3,449,784	752,550	143,475,560	18,914,168
William J. Shaw	0	0	1,443,680	335,230	55,420,034	8,396,676
James M. Sullivan	0	0	771,476	218,515	28,790,087	5,426,415
Arne M. Sorenson	50,000	1,989,065	446,461	390,415	13,974,696	8,139,150
Joseph Ryan	88,065	3,916,726	524,630	172,820	18,023,000	4,337,057

(1)	Includes options to purchase our Class A common stock, including options to purchase stock of the Company’s predecessor corporation which were converted into options to purchase our Class A common stock.
(2)	We have based the value of the unexercised stock options on a per share price for Company stock of $66.97, the closing price on the NYSE on December 30, 2005.

Change in Control and Retirement Provisions in Certain Equity Compensation Plans

The 2002 Incentive Plan provides that, upon a change in control of the Company, the Compensation Policy Committee or the Board may provide for the substitution, distribution, exercise, cancellation, exchange for value or waiver of restrictions of the awards outstanding under the 2002 Incentive Plan.

Certain awards under the 2002 Incentive Plan, including deferred bonus stock, restricted stock and certain other share based awards, provide for accelerated vesting if the awardee obtains specific retirement approval from the 2002 Incentive Plan’s Administrative Committee upon attaining age 55 with ten years of service with the Company or, only for awards made prior to 2006, after twenty years of service. In addition, options held by such approved retirees shall continue to vest and be exercisable for up to five years from the date of approved retirement, or if earlier, until expiration of the options under their original term.

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION POLICY COMMITTEE

The Compensation Policy Committee (the “Committee”) is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration that is competitive and reflective of performance. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

The Committee’s objective is to establish a total compensation program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for its review and evaluation. To establish compensation levels, the Committee uses data obtained from outside consultants retained at the Committee’s discretion. The data reflects compensation practices at companies of approximately Marriott’s size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between the median and the 75th percentile of other large companies appropriately reflects the conditions of the labor market for Company executives, and that exceeding targeted levels in certain cases recognizes superior Company or individual performance. Companies in the comparison group may be included in the S&P Hotel/Motel Index used in the performance chart included in this proxy statement; however, the comparison group is not made up exclusively of companies comprising that index. Because the Company recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is an appropriate basis for establishing competitive pay programs.

Base Salary

The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established for each executive level. Each position’s salary and target bonus opportunity is established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, merit increase guidelines established by the Company and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company’s labor costs for management employees.

Annual Cash Incentives

The Company maintains the Executive Officer Incentive Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives.

Under each plan, goals and specific objectives are established for a minimum level, target level, and a maximum level of performance. Senior human resources management of the Company provides the Committee with recommended individual performance objectives for the Chief Executive Officer and each of the other Named Executive Officers for the Committee’s review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

For 2005, the Executive Officer Incentive Plan and the Executive Officer Individual Performance Plan included objectives related to Company financial performance, individual performance, customer satisfaction, owner relations, and lodging growth objectives.

Stock Incentives

The Committee believes that stock ownership by senior executive management is essential for aligning management’s interest with that of shareholders. To emphasize this principle, stock ownership guidelines require the top 74 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives have five years in which to meet this goal. Each of the Named Executive Officers has met his goal and the majority of the executives have met their goals.

In 2005, the Company gave senior executive officers the choice to receive the value of their annual stock grant either in the form of 100% stock options or 50% stock options and 50% restricted stock units. The Company issues restricted stock units to the majority of eligible senior management as their primary long-term incentive. The long-term value and the number of shares subject to options granted to each senior executive officer and senior management are related to a guideline number established for each eligible level based on the survey data described above. The Committee establishes a competitive range of share awards per eligible position, and individual awards are determined based on a subjective assessment of individual performance, contribution, and future potential.

Under the terms of the Company’s 2002 Incentive Plan, awards of restricted stock units are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

On August 4, 2005, the Board of Directors at the recommendation of the Committee, amended the 2002 Incentive Plan to provide participants the ability during a limited timeframe in 2005 to elect to change the schedule for distribution of shares under vested deferred stock bonus and deferred stock agreement awards (including those converted from awards by the Company’s predecessor corporation that are structured in the same manner as such awards). You can find additional information regarding these forms of awards in the Plan, which was filed with the SEC on May 19, 2005 as Exhibit 99 to our Form 8-K; in the Second Amendment to the 2002 Incentive Plan, which was filed as Exhibit 10.4 to our

Form 10-K for our fiscal year ended December 30, 2005; and in note 4 to the Summary Compensation Table above. The amendment, which does not alter the previously established vesting schedule applicable to the awards, was adopted to address concerns that these awards increase the “overhang” from the Company’s equity compensation plans notwithstanding the vested nature of the awards. The amendment also does not relieve participants from the Company’s existing stock ownership guidelines, which have been satisfied by each of the Company’s Named Executive Officers.

2005 Compensation of the Chief Executive Officer and Named Executive Officers

The Committee reviewed the 2005 salaries for J.W. Marriott, Jr., and all other executive officers in February 2005. For 2005, Mr. Marriott’s base pay was increased to $1,076,454, resulting in a 3.5% base pay increase. The other Named Executive Officers received base pay increases ranging from 4.0% to 4.1%. These salaries are within the median range for the comparison groups.

Under the Executive Officer Incentive Plan, Mr. Marriott’s maximum annual incentive opportunity as a percentage of base salary was 75% based on attaining an earnings per share objective. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 25% related to individual objectives, 12.5% on growth objectives, 6.25% on owner relations, and 6.25% related to customer satisfaction. Mr. Marriott exceeded performance objectives for earnings per share and growth, achieved the maximum level of performance for owner relations objectives, and achieved 98.8% of the customer satisfaction objectives. Mr. Marriott accomplished the majority of his individual objectives and growth objectives. The aggregate target level of bonus award for Mr. Marriott was 90% and the maximum level of bonus award was equal to 125% of eligible fiscal year salary. The total award payment of $1,295,943 corresponded to 120.39% of salary. Mr. Marriott’s annual cash incentive payment was at the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is at the median for the comparison group.

The other Named Executive Officers were also participants in the Executive Officer Incentive Plan and the Executive Officer Individual Performance Plan. Measures utilized included Company earnings per share, customer satisfaction, owner relations, lodging rooms growth objectives and individual objectives. The aggregate target payments for other named executives were set at 60% to 80% of salary and the maximum aggregate payments from 90% to 110% of salary. Actual total award payments for 2005 ranged from 86.12% to 105.80% of salary.

Based on his leadership role and to continue to offer a competitive total compensation program, Mr. Sullivan received a restricted stock unit award in 2005 of 40,000 restricted stock units. This award vests over four equal annual installments assuming continued employment.

In 2005, stock option and restricted stock award grants were made to Mr. Marriott and the other Named Executive Officers. Mr. Marriott received an option in February 2005 to acquire 123,000 shares along with a restricted stock unit award of 42,756 restricted stock units. Both awards vest over four years. These grants, and similar grants to the other Named Executive Officers, were within guideline ranges established for each executive’s specific level.

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the Company’s federal income tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes payments under the Executive Officer Incentive Plan and stock option grants satisfy the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under the Executive Officer Incentive Plan constitute the majority of aggregate annual cash incentive amounts payable for Mr. Marriott and all other Named Executive Officers.

The Executive Officer Individual Performance Plan and certain restricted stock awards under the 2002 Incentive Plan do not meet the requirements for exemption as performance-based compensation; however, the Committee believes that incentives for performance relative to certain Company objectives, such as workforce planning, customer satisfaction and other non-financial business requirements, as well as time-based equity incentives, are relevant and appropriate. For 2005, the total remuneration earned by J.W. Marriott, Jr. and the other Named Executive Officers in each case exceeded one million dollars. The Committee believes that it is important to preserve the ability to structure compensation programs to meet a variety of corporate objectives even if some of the compensation is not deductible.

Summary

The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee believes that the awards made in 2005 were competitive and appropriate and serve shareholders’ long-term interest.

Members of the Compensation Policy Committee

Roger W. Sant, Chair

Richard S. Braddock

Floretta Dukes McKenzie

Lawrence M. Small

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the Company’s compensation plans at December 30, 2005.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	37,175,536	(1)	$32.36	13,413,267	(2)
Equity compensation plans not approved by shareholders (3)	—			—

Total	37,175,536			13,413,267

(1)	Includes 8,777,146 shares of deferred stock, deferred stock units, restricted stock and restricted stock units that are not included in the calculation of the weighted-average exercise price in column (b).

(2)	Consists of 8,308,400 securities available for issuance under the 2002 Incentive Plan and 5,104,867 securities available for issuance under the Employee Stock Purchase Plan.

(3)	All of the Company’s equity compensation plans have been approved by shareholders.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Class A common stock from December 29, 2000 to the end of fiscal 2005 with the performance of the Standard & Poor’s Corporation Composite 500 Index and the Standard and Poor’s Hotels, Resorts and Cruise Lines Index. The graph assumes an initial investment of $100 on December 29, 2000, and reinvestment of dividends.

We believe that this shareholder return information has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters that we considered appropriate in developing our respective compensation strategies.

Performance Graph

	12/29/00	12/28/01	1/3/03	1/2/04	12/31/04	12/30/05
Marriott International, Inc.	100.0	98.0	82.3	111.6	153.4	165.2
S&P 500 Hotels Index	100.0	94.5	88.8	130.1	190.4	197.2
S&P 500 Index	100.0	88.1	68.6	85.3	94.8	100.3

The S&P 500 Hotels, Resorts, & Cruise Lines Index includes Carnival plc, Hilton Hotels Corporation, the Company and Starwood Hotels & Resorts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Chairman and Chief Executive Officer, including John W. Marriott III, the Company’s Vice-Chairman, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 10 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004

Family Enterprises also presently has a hotel under contract in Charlotte, North Carolina which upon acquisition will be converted to a Marriott hotel. Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises and we expect such arrangements to continue in 2006. In fiscal 2005, we received management fees of approximately $5.4 million plus reimbursement of certain expenses, from our operation of these hotels. Other than in our role as manager, the Company has no financial involvement in the hotels listed above or in Family Enterprises. Family Enterprises reimbursed the Company for the cost of employing staff and for office space in the amount of $218,444.

The Company acquired 231,000 shares of the Company’s Class A common stock from Deborah M. Harrison, the daughter of J.W. Marriott, Jr. and the sister of John W. Marriott III, on April 25, 2005 for a price per share of $64.94, the NYSE composite closing price for our Class A common stock for that date.

Our Company, which was founded by J.W. Marriott Sr., employs a number of members of the Marriott family in management positions in addition to our Chairman and Chief Executive Officer, J.W. Marriott, Jr. Among the family members employed are Mr. Marriott’s sons and son-in-law: John W. Marriott III, who serves on the Board and until December 30, 2005, as Executive Vice President, Lodging; Stephen G. Marriott, who serves as Executive Vice President, Company Culture; David S. Marriott, who serves as Senior Vice President, Global Sales; and Ronald T. Harrison, who serves as President, Marriott Lodging of Canada. For fiscal 2005, these individuals were paid salary and bonus of $773,352, $302,766, $330,988, and $355,277, respectively. Jerry W. Cooper, the brother-in-law of John W. Marriott III, currently works for an affiliate of Family Enterprises, but in 2005 served as Director, Marketing Strategies for the Company, and was paid salary and bonus of $140,569 for that fiscal year. These family members are compensated at levels comparable to the compensation paid to non-family members in similar positions. Our Board of Directors believes that the involvement of a significant number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality lodging products and services.

Mr. Sullivan’s daughter, Kathleen S. Tyson, serves as Corporate Director of Projects for The Ritz-Carlton Hotel Company, LLC. For fiscal 2005, her salary and bonus totaled $140,056. Ms. Tyson is compensated at a level comparable to the compensation paid to non-family members in a similar position.

Mr. Ryan owns 2.5 percent of PT Metrics, LLC, a company which manufactures a personal fitness product offered to hotel guests in connection with the Company’s In-Room Fitness program which was launched in January 2005. Mr. Ryan’s son-in-law, Alden M. Mills, is Chief Executive Officer and owns 36 percent of PT Metrics, LLC. The Company made approximately $90,000 in payments to PT Metrics, LLC in fiscal 2005 and expects to make payments in a comparable amount in 2006.

Mr. Marriott reimbursed the Company for the cost of employing certain household staff in the amount of $164,647 for 2005.

ITEM 2—RATIFICATION OF APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2006. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s principal independent auditor since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to questions.

The Board of Directors has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the selection of the independent financial auditor is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2006.

ITEM 3—MANAGEMENT PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE CHARTER TO DECLASSIFY THE BOARD OF DIRECTORS AND ESTABLISH ANNUAL ELECTION OF ALL DIRECTORS

The Company’s current classified board structure, in which directors are divided into three classes serving staggered three-year terms, has been in place since the Company’s shareholders approved it in 1998. In 2005 a shareholder proposal by Mrs. Evelyn Y. Davis requesting that the Board take the necessary steps to declassify the Board and establish annual election of all directors received 55.2% of the votes cast. In light of shareholder support for this proposal, the Company’s management recommended to the Board of Directors that the Board be declassified, with directors standing for election annually.

The Nominating and Corporate Governance Committee and the Board have considered the merits of annually elected and staggered boards, taking a variety of perspectives into account. The Board believes that its classified board has helped assure continuity and stability of the Company’s business strategies and policies and has reinforced a commitment to a long-term point of view rather than encouraging excessive focus on short-term goals. Although these are important benefits, the Board acknowledges our shareholders’ growing sentiment in favor of annual elections and believes that the Board would be equally effective in protecting shareholder interests under an annual election system. As a result, the Nominating and Corporate Governance Committee and the Board of Directors have considered the matter, adopted resolutions setting forth the proposed amendments to the Company’s Third Amended and Restated Certificate of Incorporation, declared such amendments advisable and unanimously resolved to submit such amendments to the Company’s shareholders for consideration.

In addition, the Company’s Bylaws provide for a classified board structure and state that the relevant Bylaw provisions may be amended only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors. Accordingly, the Nominating and Corporate Governance Committee and the Board of Directors recommend that shareholders approve amendments to the Company’s Bylaws to amend provisions of our current Bylaws that provide for a classified Board.

The terms of the proposed amendments to each of the Company’s Third Amended and Restated Certificate of Incorporation and Bylaws (collectively, our “Charter”) are set forth in Appendix C to this proxy statement, with struck-through text indicating deletions and underlined text indicating additions.

The Declassification Amendments and Ancillary Changes

If this proposal is approved, the Charter will be amended as follows to eliminate the classified Board, provide for the annual election of directors and make ancillary changes to reflect the absence of classification:

1.	Our Third Amended and Restated Certificate of Incorporation and our Bylaws will be amended to eliminate all classes of directors and to provide for the annual election of all directors from and after the 2007 annual meeting of shareholders.

2.	Provisions in our Charter providing that the classified board structure may only be amended with the affirmative vote of at least 66 2/3% of the voting power of all shares entitled to vote will be amended to delete this supermajority voting requirement, so that if the Board and shareholders in the future wish to reestablish a classified Board, that action would need the affirmative vote of only a majority of the outstanding stock entitled to vote thereon.

3.	Consistent with Delaware law for unclassified boards, our present Charter provisions which permit removal of directors for cause by holders of at least 66 2/3% of the voting power of all shares entitled to vote generally in the election of directors will be modified to permit the same percentage of shareholders to remove directors either with or without cause.

If this proposal is approved, each director who was elected at the 2005 annual meeting of shareholders and each nominee for director at the 2006 annual meeting (whose terms would otherwise expire at the 2008 and 2009 annual meetings, respectively) has also agreed to resign effective at the 2007 annual meeting. Accordingly, each of our directors would then stand for election at the 2007 annual meeting, and each director elected at that and each subsequent annual meeting of shareholders will hold office for a term expiring at the next annual meeting, with such director to hold office until his or her successor is elected and qualified.

Effects of the Declassification Amendments

Classified boards provide a measure of protection against unsolicited or hostile acquisitions and/or control contests because they increase the time necessary to elect directors who constitute a majority of the board, thereby making it more difficult for a substantial shareholder to gain or alter control of a board of directors without the cooperation or approval of incumbent directors. Thus, eliminating the classified board structure may make the Company more susceptible to such actions.

Correspondingly, when boards are not classified, the entire board of directors can be removed in a single year. As a result, if this proposal is approved and implemented, it would be easier for one or more shareholders holding a large number of shares, whether an existing or long-term shareholder or one that accumulates a large position in or for a short period of time, to replace the entire Board of Directors at once.

Classified boards may, on the other hand, also be viewed as reducing the accountability of directors to shareholders, as they limit the ability of shareholders to evaluate and elect each director each year. Moreover, many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Vote Required

Under our Charter, approval of the proposed resolution requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our Class A common stock.

The Board recommends a vote FOR approval of amendments to the Charter to declassify the Board of Directors and establish annual election of all directors.

ITEM 4—SHAREHOLDER PROPOSAL TO REQUIRE ELECTION OF DIRECTORS BY A MAJORITY OF VOTES CAST AT AN ANNUAL MEETING

Mr. Matthew Hernandez (Corporate Governance Advisor) on behalf of the Sheet Metal Worker’s National Pension Fund (601 N. Fairfax Street, Suite 500, Alexandria, VA 22314) a beneficial owner of 5,400 shares of the Company’s Class A common stock, has notified the Company of his intention to propose the following resolution at the 2006 annual meeting of shareholders:

RESOLVED: That the shareholders of Marriott International, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

In support of the resolution, Mr. Hernandez has submitted the following statement:

SUPPORTING STATEMENT: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board Response

The Board and the Nominating and Corporate Governance Committee have considered this proposal, which is identical to a proposal submitted by the same shareholder in 2005. However this year, unlike last year, the Board recommends a vote in favor of the proposal.

The Company now believes that the clear trend in corporate governance is towards greater and greater adoption of the majority vote standard for uncontested elections. Corporate governance experts agree that the majority vote standard will likely become the norm over the next few years. As pointed out by the proponent, the majority vote standard provides for enhanced director accountability to the shareholders and avoids potentially undemocratic results that could occur under the Company’s current plurality vote standard. Substantial discussion and commentary over the past year now also provide valuable guidance on practical solutions to the numerous issues posed by implementation of a majority vote rule. Finally, the Company notes that the identical 2005 shareholder’s proposal received 39.1% of the vote. The Board believes that the majority vote standard, if not adopted, would continue to receive increasing support from the Company’s shareholders.

For all of the foregoing reasons, the Board believes that support for the majority vote standard proposal is now warranted and appropriate.

The Board recommends a vote FOR this proposal.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058 or by calling (301) 380-7179. You may also obtain a copy of the proxy statement and annual report from the Company’s website (http://www.marriott.com/investor) by clicking on “Corporate Info and SEC Filings.” Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2006 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of the Company’s 2005 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company’s copying costs will be charged if copies of exhibits to the 10-K are requested. You may also obtain a copy of the 10-K, including exhibits, from the Company’s website (http://www.marriott.com/investor) by clicking on “Corporate Info and SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS

Terri L. Turner
Secretary

APPENDIX A

February 2, 2006

MARRIOTT INTERNATIONAL, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I.	Purpose; Statement of Policy

A.	The purpose of the Audit Committee (the “Committee”) is to represent and assist the Board of Directors in overseeing: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the Company’s internal control environment and compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the Company’s internal audit function and the independent auditor. The Committee shall also prepare the report for the Company’s annual proxy statement required by rules of the Securities and Exchange Commission (the “SEC”).

B.	The Committee has revised and amended this Charter as part of its continuing commitment to the integrity and importance of the financial reporting process and to reflect recent changes in law. The Committee recognizes that these changes are ongoing, and, accordingly, the Committee will from time to time consider such further modifications to this charter as may be necessary or appropriate in light of further changes in law, rule, regulation or best practice.

II.	Members and Terms of Office

A.	The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, appoints the members of the Committee, which shall be composed of at least three Directors, and designates one member to serve as Committee Chair. Each member of the Committee shall be financially literate, as determined by the Board of Directors, and must at all times be “independent,” as defined by the New York Stock Exchange (“NYSE”) and the SEC. At least two members of the Committee must also be an “audit committee financial expert” as defined by SEC requirements. In addition as required by NYSE rules, if any audit committee member serves simultaneously on the audit committees of more than two other public companies (in addition to the Company), then the Board of Directors must determine that the audit committee member’s simultaneous service would not impair the audit committee member’s ability to effectively serve on the Company’s audit committee and this determination shall be disclosed in the Company’s Proxy Statement.

B.	Members of the Committee serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

III.	Meetings

A.

The Committee will hold at least four (4) regular meetings each year and meetings prior to each quarterly earnings release, as well as such additional meetings as the Committee Chair may deem necessary or appropriate. Minutes of each Committee Meeting will be submitted to the Board of Directors and the Committee Chair will report to the full Board of Directors on matters discussed at the most recent Committee Meeting. Meetings may take place in person or telephonically at such times and places as the Committee Chair may determine. One-half of the members of the Committee will constitute a quorum.

B.	To provide access to the Committee for the internal auditors, independent auditors, and key financial management, the Committee will request the attendance at its regular meetings or otherwise of the Chief Audit Executive (“Chief Audit Executive”) and such other members of the Company’s management as circumstances may require.

C.	The Committee will meet separately in executive session, at each regularly scheduled meeting, exclusively with each of the Chief Audit Executive and the independent auditors (defined below) and, at the Committee’s discretion, exclusively with its own members and/or with management. Annually, the Committee shall meet with representatives of the Disclosure Committee or more frequently at their discretion.

IV.	Duties and Responsibilities

Consistent with and subject to applicable law and rules or listing standards promulgated by the SEC, NYSE, or other applicable regulatory authority, the Committee shall have the following duties and responsibilities:

A.	Relationship with Independent Auditors

1.	The Committee will appoint, retain, oversee and determine the compensation of the registered public accounting firm (the “Principal Independent Auditor”) employed by the Company for the purposes of preparing or issuing the audit report or related work as filed with the Securities and Exchange Commission, and the Principal Independent Auditor shall report directly to the Committee. The Committee has sole authority to approve all terms and fees associated with any audit engagement of the Principal Independent Auditor. The Committee will review, at least annually, a report describing the Principal Independent Auditor’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years regarding an audit carried out by the Principal Independent Auditor, and any steps taken to address such issues.

2.	The Committee will approve in advance all audit and permissible non-audit services to be provided by the Principal Independent Auditor. (By approving the audit engagements, the audit service shall be deemed to have been pre-approved.) The Committee may establish policies and procedures for the engagement of the Principal Independent Auditor and the pre-approval of permissible non-audit services to be performed by the Principal Independent Auditor.

3.	The Company from time to time engages other registered public accounting firms (Non Principal Firms) to provide services to the Company. The Committee may establish policies and procedures for the engagement of these Non Principal Firms and the Committee’s approval of audit and permissible non-audit services to be performed by the Non Principal Firms.

4.	The Committee will, at least annually, (i) consider the independence of the Principal Independent Auditor and whether the performance of permissible non-audit services is compatible with its independence, and (ii) review a report by the Principal Independent Auditor describing any relationships between it and the Company or any other relationships that may adversely affect the independence of the Principal Independent Auditor.

B.	Relationship with the Chief Audit Executive

1.	The Chief Audit Executive will have a direct reporting line to the Committee to communicate any findings or concerns relative to management activities, financial reporting risks, or found discrepancies.

2.	The Committee will annually review with the Chief Audit Executive the department’s annual plan and the results of executing that plan. During the year, the Committee will review and discuss with the Chief Audit Executive the scope, progress, and results of the internal audit program.

3.	The Committee will meet with the appropriate management personnel to discuss the annual performance of the Chief Audit Executive and approve the proposed compensation established using processes established by the Compensation Committee.

C.	Risk Assessment and Control Environment

The Committee will periodically review and discuss the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Independent Auditor, and the Chief Audit Executive.

The Committee will at least annually:

1.	Obtain a report from the Principal Independent Auditor discussing, among other items, critical accounting policies and alternative treatments of financial information discussed with management;

2.	Review major issues concerning accounting policies and financial statement presentations, including any significant changes in the Company’s selection or application of such principles; and

3.	Review any analyses prepared by management and/or the Principal Independent Auditor setting forth significant financial reporting issues and related judgments.

D.	Internal Controls and Disclosure Controls and Procedures

The Committee will periodically review and discuss with the internal auditors and the Principal Independent Auditor the adequacy and effectiveness of the Company’s internal control environment, including any significant deficiencies or material weaknesses and any significant changes in internal controls that are required to be disclosed in the Company’s periodic filings. The Committee will also review the annual attestation and report of the Principal Independent Auditor on management’s evaluation of the Company’s internal controls over financial reporting. In connection with this review, the Committee will obtain and discuss:

1.	Reports from the Chief Executive Officer, the Chief Financial Officer, and the Principal Independent Auditor on any significant deficiencies in the design or operation of internal controls with the identification of any material weakness;

2.	Any fraud or other irregularity (whether or not material) that involves management or other employees who have a significant role in the Company’s internal control environment; and

3.	Management’s evaluations of the Company’s internal controls over financial reporting and disclosure controls and procedures.

E.	Financial Reporting

1.	The Committee will meet to review and discuss with senior management and the Principal Independent Auditor the Company’s annual audited and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	The Committee will review with senior management and the Principal Independent Auditor the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts prior to the public release of those results and, from time to time, management will provide the Committee with an overview of the information presented, or to be presented, to rating agencies.

3.	The Committee will at least annually review the following with the Principal Independent Auditor (and management, as appropriate):

•	The Principal Independent Auditor’s views of the quality of the Company’s accounting principles setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

•	Any disagreements with management over the application of accounting principles.

•	Major issues regarding the accounting principles applied, especially significant estimates made by management or significant changes in accounting principles and financial statement presentation.

•	Significant related party transactions or other significant conflicts of interest.

•	Significant audit adjustments.

•	Any difficulties encountered during the audit, including any restrictions on the scope of work or access to information.

•	Any other matters related to the conduct of the audit that must be communicated to the Committee under the standards of the Public Company Accounting Oversight Board.

The Committee will recommend to the Board, based on the foregoing, whether the financial statements should be included in the Annual Report on Form 10-K.

4.	The Committee will meet regularly with in-house counsel to discuss legal matters that may have a material impact on the financial statements. The Committee may meet with outside counsel as the Committee deems appropriate.

5.	The Committee will prepare an Audit Committee Report for inclusion in the Company’s annual proxy statement.

F.	Compliance

The Committee will oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s compliance policies and its programs to monitor compliance with these policies. In this regard, the Committee will:

1.	At least annually review with management, the General Counsel, and the Chief Audit Executive the Company’s programs to ensure compliance with its Ethical Conduct Policy (MIP-1) and the Business Conduct Guide. These policies will be posted on the Company’s public website; and

2.	Establish and oversee a procedure for the oversight and reporting to the Committee of the receipt, retention, treatment, and closure of complaints to the Company concerning (i) accounting, internal accounting controls, or auditing matters; or (ii) the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

G.	Hiring Employees of Independent Auditors

The Committee will establish policies for the hiring of employees and former employees of the Principal Independent Auditor.

H.	Periodic Review of Charter; Function of Audit Committee

The Committee will at least annually review and assess the adequacy of this Charter and will submit proposed revisions to the Charter to the Board of Directors for approval. In addition, the Committee will at least annually evaluate its own performance.

I.	Investigations

The Committee may investigate suspected improprieties on any material matter, using special counsel or outside experts when necessary or appropriate.

V.	Retention of Outside Advisors

The Committee may, without further action of the Board of Directors, retain for its own account and service any external advisors, attorneys, consultants, and accountants (collectively, “Advisors”) it deems necessary to carry out the Committee’s purposes. The Company will adequately fund the costs and expenses, as determined by the Committee, of these Advisors.

APPENDIX B

(Excerpt from the Company’s Governance Principles)

INDEPENDENCE OF DIRECTORS

A majority of the directors must be independent and it is the board’s goal that at least two-thirds of the directors be independent. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the following guidelines to assist it in determining director independence:

a.    A director is not independent if, within the preceding three years: (i) the director was employed by Marriott or a Marriott affiliate, or Marriott’s independent auditor or otherwise affiliated with Marriott’s independent auditor; (ii) an immediate family member of the director was employed by Marriott or a Marriott affiliate as an executive officer or by Marriott’s independent auditor in a professional capacity; (iii) the director is, or in the past three years has been, part of an interlocking directorate in which the director is employed by another company for which an executive officer of Marriott is a director who serves on the compensation committee of that other company; or (iv) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from Marriott, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

b.    The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount equal to or less than the greater of $1 million or two percent of the consolidated gross annual revenues of that other company; (ii) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (iii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c.    For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

B-1

APPENDIX C

DECLASSIFICATION PROPOSAL CHARTER AMENDMENTS

(struck-through text indicates deletions and underlined text indicates additions that will be made if the proposal is approved)

Certificate of Incorporation (Excerpt)

EIGHTH. Except as otherwise fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws of the corporation. The directors, elected at any annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2007, other than those who may be elected by the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the corporation, prior to the annual meeting of stockholders to be held in 2007, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At each annual meeting of the stockholders of the corporation from and after the annual meeting of stockholders to be held in 2007, each director standing for election, other than those who may be elected by the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified.

Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the corporation.

Except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any directors elected in accordance with the preceding sentence shall hold office for ~~the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been~~a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Subject to the rights of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause but only ~~for cause and only~~ by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.~~¶¶ Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the~~ The affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this fourth paragraph of Article EIGHTH.

The directors shall have the power to fix the amount to be reserved as working capital and to authorize and cause to be executed, mortgages and liens without limit as to amount, upon the property and franchises of this corporation.

The Bylaws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by law or the Bylaws, or by resolution of the stockholders or directors.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors.

The directors shall have power by a resolution passed by a majority vote of the whole board, under suitable provision of the Bylaws, to designate two or more of their number to constitute an executive committee, which committee shall for the time being, as provided in said resolution or in the Bylaws, have and exercise any or all the powers of the board of directors which may be lawfully delegated in the management of the business and affairs of the corporation, and shall have power to authorize the seal of the said corporation to be affixed to all papers which may require it.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter set forth herein or, in the absence of specific provision herein, in the manner prescribed by the statutes of the State of Delaware, and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

Bylaws (Excerpt)

ARTICLE III DIRECTORS

Section 3.1 Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by the board of directors but shall not be less than three. The directors, elected at any annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2007, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the board of directors of the Corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1998, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1999, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, with each class to hold office until its successor is elected and qualified. At each annual meeting of the shareholders of the Corporation, prior to the annual meeting of stockholders to be held in 2007, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. At each annual meeting of the stockholders of the corporation from and after the annual meeting of stockholders to be held in 2007, each director standing for election, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in Section 3.13 of Article III of these Bylaws.

Section 3.2 Except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for ~~the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been~~a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 3.3 The business of the Corporation shall be managed by its board of directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

* * *

ARTICLE VIII BYLAW AMENDMENTS

Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by a majority vote of the shares represented and entitled to vote at such meeting; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, the board of directors may by majority vote of those present at any meeting at which a quorum is present amend these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation, except that ~~Sections 3.1,~~the final sentence of Section 3.2 and Section 3.13 of Article III and Articles VIII and IX of the Bylaws may be amended only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.¶

2006 ANNUAL MEETING INFORMATION

Time and Location. The 2006 annual meeting of shareholders will begin at 10:30 a.m. at the JW Marriott Hotel.

Parking. Due to anticipated needs of other hotel guests on April 28, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, April 27, 2006, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for April 27, 2006. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$215 single, $235 double 1331 Pennsylvania Avenue, N.W. Washington, D.C. 20004 202/393-2000 Near Federal Triangle Metro Station	Washington Courtyard—$125 1900 Connecticut Avenue, N.W. Washington, D.C. 20009 202/332-9300 Near Dupont Circle Metro Station